Exhibit 99.2

MASSROOTS (OTC: MSRT) DECEMBER 2020 Deck 1 OTC: MSRT DECEMBER 2020 INVESTOR UPDATE

MASSROOTS (OTC: MSRT) 2
DECEMBER 2020 Deck

SAFE HARBOR STATEMENT

This presentation is being provided for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to purchase any of MassRoots, Inc.'s (the "Company" or "MassRoots") securities. This presentation is not intended, nor should it be distributed, for advertising purposes, nor is it intended for broadcast or publication to the general public. Any such offer of the Company's securities will only be made in compliance with applicable state and federal securities laws pursuant to a prospectus or an offering memorandum and related offering documents which will be provided to qualified prospective investors upon request.

This presentation contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words "could," "believe," "anticipate," "intend," "estimate," "expect," "may," "continue," "predict," "potential," "project" and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this presentation. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in our filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

MASSROOTS (OTC: MSRT) DECEMBER 2020 Deck 3 MASSROOTS IS PURCHASING THE HERBFLUENCE PLATFORM MassRoots has entered into a Letter of Intent to purchase the influencer marketing platform of Herbfluence for consideration of $250,000 in preferred stock . The purchase is subject to standard due diligence and is expected to close by January 31, 2021. Through this asset purchase, MassRoots expects to enable its clients to identify the most effective influencers for their marketing campaigns, schedule posts with those influencers, and evaluate their return on marketing spend. For more information, please see the Company’s current report on Form 8 - K filed on December 29, 2020.

MASSROOTS (OTC: MSRT) DECEMBER 2020 Deck 4 HOW THE HERBFLUENCE PLATFORM WORKS Herbfluence has worked with some of the largest brands in both the cannabis and traditional entertainment industries, including Cresco Labs and LiveNation .

MASSROOTS (OTC: MSRT) DECEMBER 2020 Deck 5 We are a widely - recognized brand with a significant following across multiple platforms: ● 387,000 Followers on Instagram; ● 265,000 Subscribers on YouTube; ● 920,000 Opt - In Email Subscribers; and ● 172,500 Followers on Twitter. MASSROOTS IS A MEDIA COMPANY FOCUSED ON THE CANNABIS INDUSTRY

MASSROOTS (OTC: MSRT) DECEMBER 2020 Deck 6 MASSROOTS HAS ONE OF THE LEADING CANNABIS CHANNELS ● 18.2+ million video views; ● 265,000 subscribers; and ● Our videos are ranked in the top search results for many key cannabis - related terms. YOUTUBE CHANNEL We are publishing fresh content on a weekly - basis , charging brands for product - placement in videos, and are planning to place Google Ads on our videos to grow and monetize this channel.

MASSROOTS (OTC: MSRT) 7
DECEMBER 2020 Deck

SOCIAL MEDIA AND EMAIL NEWSLETTER

INSTAGRAM

- **390,000** followers;
- **Highly-engaged** audience; and
- Relationships with many of the most **widely-followed** cannabis influencers.

TWITTER

- **172,500** followers;
- **Verified** by Twitter; and
- Have been **retweeted and followed** by numerous news organizations and celebrities.

EMAIL NEWSLETTER

- **920,000** opt-in email subscribers;
- **Above-average** open and click-through rates; and
- Is one of the **largest email newsletters** in the industry.

We have significantly **lowered the costs** associated with operating these channels by having content remotely-produced. MassRoots plans to charge brands for **product-placement**, **display advertising**, and **daily-deal newsletters** to monetize these channels.

MASSROOTS (OTC: MSRT) DECEMBER 2020 Deck 8 On December 4, 2020, the House of Representatives passed the Marijuana Opportunity Reinvestment and Expungement Act (“MORE Act”), which, if it becomes law, would legalize cannabis at the federal level . In May 2020, the House of Representatives passed the Secure and Fair Enforcement Banking Act (“SAFE Banking Act”) as part of their Coronavirus Stimulus Package, in addition to passing it as a stand - alone bill. We believe the passage of one or both of these bills would eliminate the industry’s strongest headwinds and could: ● Lead to national, well - capitalized banks accepting and making traditional loans to cannabis companies; ● Enable dispensaries and ancillary brands to accept credit cards as a form of payment ; ● Permit cannabis companies with U.S. operations to list on national exchanges ; and ● Improve the perception of the cannabis industry amongst investors in a meaningful way. ON THE VERGE OF POTENTIAL FEDERAL ACCEPTANCE If the SAFE Banking Act and/or MORE Act becomes law, we believe there will likely be an influx of capital into the industry which, in turn, could lead to cannabis companies substantially increasing their spending on advertising.

MASSROOTS (OTC: MSRT) DECEMBER 2020 Deck 9 We have taken significant action that we believe will benefit MassRoots and its shareholders in the long - run : ● Executed a Letter of Intent to purchase the Herbfluence platform which is expected to enable our clients to schedule top - tier influencer marketing campaigns; ● Built a distributed, remote content production and sales organization that has significantly reduced our operating costs ; ● Closed over $700,000 in capital from institutional and accredited investors; ● Renegotiated terms, pricing, and balances with our key vendors in light of the COVID - 19 pandemic; and ● Adopted a plan that, we believe, could produce positive cash - flows from operations in the coming months. RECENT DEVELOPMENTS

MASSROOTS (OTC: MSRT) DECEMBER 2020 Deck 10 By focusing on monetizing our existing media channels and minimizing expenses, we believe MassRoots could generate positive cash - flows from operations in the coming months. We believe we are positioned to benefit from the likely passage of the SAFE Banking or MORE Acts and are committed to making MassRoots one of the greatest comeback stories in the cannabis industry. 2021 OUTLOOK